Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2022 RESULTS,

ANNOUNCES $0.21 PER SHARE DIVIDEND

●	Revenues of $1.86 billion, net income of $90.4 million
●	Earnings per diluted share of $1.59
●	Absorption ratio 136.2%
●	Board declares cash dividend of $0.21 per share of Class A and Class B common stock
●	Strong third quarter financial results due to healthy demand for new commercial vehicles and aftermarket parts and service and execution of our strategic initiatives

SAN ANTONIO, Texas, October 25, 2022 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the third quarter ended September 30, 2022, the Company achieved revenues of $1.86 billion and net income of $90.4 million, or $1.59 per diluted share, compared with revenues of $1.27 billion and net income of $69.4 million, or $1.20 per diluted share, in the quarter ended September 30, 2021. Additionally, the Company’s Board of Directors declared a cash dividend of $0.21 per share of Class A and Class B common stock, to be paid on December 9, 2022, to all shareholders of record as of November 10, 2022.

“We are very proud of our team for their strong financial performance in the third quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Though growth in consumer spending may be slowing, strong demand for new commercial vehicles and aftermarket services continues throughout our industry. Our aftermarket revenues continued to grow in the third quarter, and we expect aftermarket demand to remain strong for the remainder of the year. New truck production remains limited due to ongoing component part supply chain issues, but we continue to experience healthy widespread demand for both Class 8 and Class 4-7 new commercial vehicles. That said, used truck values have declined significantly since their peak earlier this year. As a result, we have reduced our inventory to historically low levels to navigate uncertainty in used truck values moving forward,” Rush added.

“Our 17 dealership locations acquired from The Summit Truck Group in the fourth quarter of 2021 and our 15 locations in Canada whose operating results are now consolidated into the Company’s financials are already positively impacting our financial results. We are seeing improving results from these locations as we introduce our processes and our strategic initiatives, and as we further integrate them into our organization, we believe these locations will continue to have a positive financial impact on our company,” said Rush.

“We are closely watching inflation and rising interest rates, which are beginning to negatively impact consumer spending. Rising interest rates, along with soft spot rates and elevated fuel prices, are also negatively impacting many smaller carriers and their ability to purchase new vehicles. However, due to continuing limitations on new truck production capacity, the pent-up demand for new trucks continues, along with the ongoing widespread demand for parts and service. As we maintain our disciplined approach to expense management and remain focused on our strategic aftermarket initiatives, we believe our financial results will be strong for the remainder of 2022,” Rush said.

“It is important that I thank our employees for their outstanding work, which helped us achieve such a strong quarter. In recognition of their hard work, I am happy to announce that in mid-December, we will be giving a one-time discretionary $1,000 bonus to all employees who are employed with us as of that date and who have been with us since September 22, 2022. This bonus is one small way for us to thank our employees for remaining focused on our company goals while providing steadfast support to our customers each and every day,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 63.8% of the Company's total gross profits in the third quarter, with parts, service and collision center revenues totaling $622.1 million, up 34.4% compared to the third quarter of 2021. The Company achieved a quarterly absorption ratio of 136.2% in the third quarter of 2022, compared to 134.0% in the third quarter of 2021.

“In the third quarter, strong demand continued for parts and service in most market segments, particularly refuse, leasing and energy. Our ongoing initiative to support large national fleets by expanding our aftermarket sales team helped drive our growth this quarter, especially at our newly acquired locations. Further, we continued to add service technicians to our nationwide network, which also contributed to our strong results this quarter,” Rush said.

“Looking ahead, we will remain diligently focused on capitalizing on our strengths, which include supporting large fleet customers throughout North America with our unparalleled dealership network and the breadth of products and services we provide, including telematics, upfitting and refurbishing work for our diverse customer base,” said Rush. “We will also continue to strategically expand our technician and aftermarket sales teams across the country. We believe that our strategic initiatives will result in our aftermarket results substantially outperforming the industry this year,” Rush stated. “While parts supply constraints are still impacting the industry, we are beginning to see parts supply catch up to the needs of the market. In addition, we expect demand for repairs and maintenance to remain strong through the end of the year, despite fewer working days in the fourth quarter and seasonal softness that the industry typically experiences through the winter months,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 67,939 units in the third quarter of 2022, up 27.0% from the third quarter of last year, according to ACT Research. The Company sold 4,200 new Class 8 trucks in the third quarter, an increase of 65.5% compared to the third quarter of 2021, which accounted for 6.0% of the new U.S. Class 8 truck market and 1.4% of the new Canadian Class 8 truck market.

“In the third quarter, we experienced healthy demand from most market segments, especially over-the-road and vocational customers. However, supply chain issues continue to limit the availability of new trucks,” said Rush. “Looking to the future, our backlog remains strong, and while production remains limited, we are optimistic that new Class 8 truck production will increase and that supply will begin to catch up to the needs of the market. Truck allocation has limited our growth potential this year, but we believe our fourth quarter new Class 8 truck sales will align with our third quarter results, and that we will continue to outpace the industry in the fourth quarter,” he added.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 60,211 units in the third quarter of 2022, up 0.7% compared to the third quarter of last year, according to ACT Research. The Company sold 3,223 new Class 4 through 7 medium-duty commercial vehicles in the third quarter of 2022, an increase of 15.4% compared to the third quarter of 2021, which accounted for 5.3% of the new U.S. Class 4 through 7 commercial vehicle market and 1.7% of the new Canadian Class 4 through 7 commercial vehicle market.

The Company sold 1,763 used commercial trucks in the third quarter of 2022, an increase of 3.0% over the third quarter of 2021.

“We continued to experience healthy widespread demand for medium-duty trucks in the third quarter, particularly from vocational and food and beverage customers. However, supply constraints continued to limit Class 4-7 new truck production, which negatively impacted our ability to meet the needs of the market,” Rush said. “Looking ahead, we expect medium-duty commercial vehicle production will remain constrained for some time. We believe our medium-duty commercial vehicle sales will align with the industry for the remainder of 2022,” said Rush.

“We continue to lead the industry when it comes to alternative fuel vehicles, including compressed natural gas (CNG) vehicles and electric vehicles (EV). Through our partnership with Cummins in Cummins Clean Fuel Technologies and collaborations with the truck manufacturers we represent, we are working to not only offer alternative fuel vehicle options to interested customers, but also planning to build EV charging stations at many of our locations to further support our customers and EV adoption,” Rush said.

“An increase in new truck production in the third quarter resulted in decreased overall demand for used Class 8 on-highway trucks. Further, weak spot rates, rising interest rates and high diesel prices continued to place a burden on small fleets and owner-operators. With some uncertainty related to used truck demand and values in the months ahead, we took swift action to minimize our used truck inventory, which is now at a historically low level. With continued softness in used truck demand expected in the fourth quarter, we are monitoring used truck values and our own stocking levels to ensure we are able to both support the needs of the market and help minimize the impact of the declining used truck market on our financial results,” Rush said.

Leasing and Rental

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 36.7% in the third quarter of 2022 compared to the third quarter of 2021.

“Rush Truck Leasing’s financial results remained strong in the third quarter, with healthy rental demand due in part to limited new truck production. Looking to the fourth quarter, although operating costs may increase slightly due to the age of our fleet, we expect our leasing and rental revenues to remain strong, contributing significantly to our overall profitability,” said Rush.

Financial Highlights

In the third quarter of 2022, the Company’s gross revenues totaled $1.86 billion, a 47.2% increase from gross revenues of $1.27 billion reported for the third quarter of 2021. Net income for the third quarter was $90.4 million, or $1.59 per diluted share, compared to net income of $69.4 million, or $1.20 per diluted share, in the third quarter of 2021.

Aftermarket products and services revenues were $622.1 million in the third quarter of 2022, compared to $463.0 million in the third quarter of 2021. The Company delivered 4,200 new heavy-duty trucks, 3,223 new medium-duty commercial vehicles, 608 new light-duty commercial vehicles and 1,763 used commercial vehicles during the third quarter of 2022, compared to 2,537 new heavy-duty trucks, 2,792 new medium-duty commercial vehicles, 361 new light-duty commercial vehicles and 1,712 used commercial vehicles during the third quarter of 2021.

During the third quarter of 2022, the Company repurchased $33.1 million of its common stock, paid a cash dividend of $11.5 million and ended the quarter with $218.7 million in cash and cash equivalents.

“We are proud of our strong financial results this quarter, which allowed us to continue to return value to shareholders as well as invest in our Company’s future. Our diligent cost management and ongoing focus on our long-term goals positively impacted our revenues and profitability in the third quarter,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 26, 2022, at 10 a.m. Eastern/9 a.m. Central. Participants can register for the call using the link https://register.vevent.com/register/BI503aa1da4d0d4b3bafbc9908520a0574 and to listen to the call visit our website at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until January 10, 2023. Listen to the audio replay via the webcast replay at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group, the impact of the operating results of the locations in Canada being consolidated into the Company’s financials and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2021. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$219,519	$148,146
Accounts receivable, net	220,832	140,186
Inventories, net	1,351,930	1,020,136
Prepaid expenses and other	17,075	15,986
Total current assets	1,809,356	1,324,454
Property and equipment, net	1,351,968	1,278,207
Operating lease right-of-use assets, net	103,652	69,008
Goodwill, net	415,754	370,331
Other assets, net	61,849	77,977
Total assets	$3,742,579	$3,119,977

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$935,785	$630,731
Current maturities of finance lease obligations	28,165	26,695
Current maturities of operating lease obligations	15,176	12,096
Trade accounts payable	185,695	122,291
Customer deposits	91,188	80,561
Accrued expenses	163,374	131,130
Total current liabilities	1,419,383	1,003,504
Long-term debt, net of current maturities	307,065	334,926
Finance lease obligations, net of current maturities	82,613	89,835
Operating lease obligations, net of current maturities	89,729	57,976
Other long-term liabilities	19,376	26,514
Deferred income taxes, net	148,394	140,473
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2022 and 2021	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,373,737 Class A shares and 12,092,098 Class B shares outstanding in 2022; and 43,107,867 Class A shares and 12,398,606 Class B shares outstanding in 2021	571	563
Additional paid-in capital	494,703	470,750
Treasury stock, at cost: 1,493,121 Class A shares and 1,103,433 Class B shares in 2022; and 339,786 Class A shares and 492,052 Class B shares in 2021	(123,781)	(36,933)
Retained earnings	1,291,602	1,031,582
Accumulated other comprehensive income	(5,637)	787
Total Rush Enterprises, Inc. shareholders’ equity	1,657,458	1,466,749
Noncontrolling interest	18,561	–
Total shareholders’ equity	1,676,019	1,466,749
Total liabilities and shareholders’ equity	$3,742,579	$3,119,977

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues
New and used commercial vehicle sales	$1,142,201	$729,344	$3,176,175	$2,274,332
Parts and service sales	622,130	463,020	1,763,691	1,324,283
Lease and rental	85,688	62,689	237,561	182,312
Finance and insurance	7,639	6,851	22,919	20,723
Other	6,628	4,617	18,383	12,692
Total revenue	1,864,286	1,266,521	5,218,729	3,814,342
Cost of products sold
New and used commercial vehicle sales	1,045,658	656,411	2,875,057	2,053,271
Parts and service sales	378,748	280,866	1,080,240	819,786
Lease and rental	58,482	46,949	162,378	143,394
Total cost of products sold	1,482,888	984,226	4,117,675	3,016,451
Gross profit	381,398	282,295	1,101,054	797,891
Selling, general and administrative expense	242,609	179,890	692,383	539,579
Depreciation and amortization expense	13,961	13,137	41,545	40,284
Gain on sale of assets	2,209	901	2,433	1,157
Operating income	127,037	90,169	369,559	219,185
Other (expense) income	(215)	1,951	22,182	4,616
Interest expense, net	6,275	271	10,662	566
Income before taxes	120,547	91,849	381,079	223,235
Provision for income taxes	29,884	22,450	87,290	50,459
Net income	90,663	69,399	293,789	172,776
Less: Net income attributable to noncontrolling Interests	287	–	733	–
Net income attributable to Rush Enterprises, Inc.	$90,376	$69,399	$293,056	$172,776

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.64	$1.24	$5.27	$3.09
Diluted	$1.59	$1.20	$5.11	$2.99

Weighted average shares outstanding:
Basic	55,232	56,007	55,601	55,882
Diluted	56,875	57,806	57,363	57,834

Dividends declared per common share	$0.21	$0.19	$0.59	$0.55

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2022	September 30, 2021
New heavy-duty vehicles	$688,289	$376,166
New medium-duty vehicles (including bus sales revenue)	284,068	230,418
New light-duty vehicles	30,532	16,440
Used vehicles	131,537	102,999
Other vehicles	7,775	3,321

Absorption Ratio	136.2%	134.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2022	September 30, 2021
Floor plan notes payable	$935,785	$354,346
Current maturities of long-term debt	─	64,854
Current maturities of finance lease obligations	28,165	26,787
Long-term debt, net of current maturities	307,065	309,014
Finance lease obligations, net of current maturities	82,613	88,870
Total Debt (GAAP)	1,353,628	843,871
Adjustments:
Debt related to lease & rental fleet	(413,566)	(485,141)
Floor plan notes payable	(935,785)	(354,346)
Adjusted Total Debt (Non-GAAP)	4,277	4,384
Adjustment:
Cash and cash equivalents	(219,519)	(259,693)
Adjusted Net Debt (Cash) (Non-GAAP)	$(215,242)	$(255,309)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2022	September 30, 2021
Net Income (GAAP)	$361,695	$213,801
Provision for income taxes	109,099	63,048
Interest expense	11,866	1,549
Depreciation and amortization	54,615	54,471
Gain on sale of assets	(2,708)	(1,202)
EBITDA (Non-GAAP)	534,567	331,667
Adjustments:
Interest income (expense) associated with FPNP	(6,690)	217
Adjusted EBITDA (Non-GAAP)	$527,877	$331,884

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2022	September 30, 2021
Net cash provided by operations (GAAP)	$166,701	$611,158
Acquisition of property and equipment	(220,102)	(150,679)
Free cash flow (Non-GAAP)	(53,401)	460,479
Adjustments:
Draws (payments) on floor plan financing, net	553,646	(206,725)
Draws (payments) on L&RFD	(146,800)	─
Proceeds from L&RFD	─	83,815
Principal payments on L&RFD	─	(176,975)
Cash used for L&RF purchases	145,664	18,787
Non-maintenance capital expenditures	20,748	10,319
Adjusted Free Cash Flow (Non-GAAP)	$519,857	$189,700

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) adds back (or subtracts payments) on debt related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) adds back lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2022	September 30, 2021
Total Shareholders' equity (GAAP)	$1,676,019	$1,412,783
Adjusted net debt (cash) (Non-GAAP)	(215,242)	(255,309)
Adjusted Invested Capital (Non-GAAP)	$1,460,777	$1,157,474

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.